Exhibit 5

EXECUTION COPY

          STANDSTILL AGREEMENT dated as of July 6, 1999 (this "Agreement"), among TEKTRONIX, INC., an Oregon corporation (the "Company"), RELATIONAL INVESTORS, L.P., a Delaware limited partnership, RELATIONAL FUND PARTNERS, L.P., a Delaware limited partnership, RELATIONAL COAST PARTNERS, L.P., a Delaware limited partnership, RELATIONAL PARTNERS, L.P., a Delaware limited partnership (collectively, the "Partnerships"), RELATIONAL INVESTORS, LLC, a Delaware limited liability company and the general partner of each of the Partnerships ("RILLC"), RALPH V. WHITWORTH, DAVID H. BATCHELDER and JOEL L. REED (the "Managing Members"; the Partnerships, RILLC and the Managing Members are hereinafter referred to as the "Shareholders").

          Each of the Shareholders has filed with the Securities and Exchange Commission a statement of beneficial ownership on Schedule 13D (as amended through the date hereof, the "Schedule 13D") reporting that the Shareholders are the beneficial owners (such term as used in this Agreement being as defined in the Company's Rights Agreement dated August 16, 1990) in the aggregate of 4,674,000 shares of Common Stock, without par value ("Common Stock"), of the Company, constituting (as of May 29, 1999) 9.96% of the outstanding shares of Common Stock.

          The Shareholders and the Company are entering into this Agreement to define the future relationship between the Shareholders and the Company in consideration of the mutual covenants contained herein. Accordingly, it is hereby agreed as follows:

          SECTION 1.  The Shareholders' Representations and
Warranties. Each Shareholder represents and warrants to the Company that:

          (a)  Such Shareholder is duly authorized to
     execute, deliver and perform this Agreement.

          (b) This Agreement has been duly executed by such Shareholder, is a valid and binding agreement of such Shareholder and is enforceable against such Shareholder in accordance with its terms.

          (c) The execution, delivery and performance by such Shareholder of this Agreement does not violate or conflict with or result in a breach of or constitute
     (or with notice or lapse of time or both constitute) a default under such Shareholder's organizational documents (in the case of the Partnerships and RILLC) or under any agreement to which such Shareholder is a party.

          (d) The Shareholders are the beneficial owners of 4,674,000 shares of Common Stock, which represent all of the shares of Common Stock beneficially owned by the Shareholders on the date hereof.

          (e) The Managing Members are the only managing members of RILLC as of the date hereof.

          SECTION 2.  The Company's Representations and
Warranties. The Company represents and warrants to the Shareholders that:

          (a)  The Company had outstanding as of May 29,
     1999, 46,909,208 shares of Common Stock.

          (b) The Company is duly authorized to execute, deliver and perform this Agreement.

          (c) This Agreement has been duly executed by the Company, is a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms.

          (d) The execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice of or lapse of time or both constitute) a default under the Company's Restated Articles of Incorporation or By-laws or under any agreement to which the Company is a party.

          SECTION 3.  Standstill Provisions.  (a)  The
Shareholders agree that none of the Shareholders or any person controlled by any Shareholder or any combination of the Shareholders (a "Controlled Person", which term shall include any managing member of RILLC) shall, directly or indirectly, acquire any shares of Common Stock (except by way of stock dividends or other distributions made to all holders of Common Stock) if immediately following such acquisition the aggregate number of shares of Common Stock then owned by the Shareholders and their affiliates and associates (such terms as used in this Agreement being as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the
"Exchange Act")) would be more than 10% of the outstanding shares of Common Stock (the "Ownership Cap Provision").

          (b) The Shareholders further agree that none of the Shareholders or any Controlled Person shall, directly or indirectly, alone or in concert with any other person:
(i) make, or in any way participate in, any "solicitation" of "proxies" (such terms as used in this Agreement being as defined in Regulation 14A under the Exchange Act) relating to any shares of Common Stock; (ii) call, or in any way consent to or participate in a call for, any special meeting of shareholders of the Company; (iii) request, or take any action to obtain or retain, any list of holders of Common Stock; (iv) initiate, propose or participate in the making of any shareholder proposal relating to the Company;
(v) deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement or arrangement (including any grant of an irrevocable proxy); (vi) form, join or in any way participate in a partnership, limited partnership, limited liability company, syndicate or other group (including a "group" as defined in Section 13(d) under the Exchange Act) with respect to, or for the purpose of acquiring, holding or disposing of, any shares of Common Stock, or any securities the ownership of which would make the owner thereof a beneficial owner of shares of Common Stock, except, in any such case, to the extent existing among the Shareholders and disclosed in the
Schedule 13D; (vii) make any offer or proposal with respect to the acquisition, directly or indirectly, of the Company or any of its securities or assets or with respect to any business combination or similar transaction with, change in control of, or restructuring, recapitalization or other extraordinary transaction involving the Company or any of its assets, provided that this clause (vii) shall not
(x) limit the right of any Shareholder to acquire shares of Common Stock in a manner that does not violate the Ownership Cap Provision, (y) prohibit the Shareholders from making a request, suggestion or proposal to the Chairman of the Company's Board of Directors as long as such action does not require the Company to make any public disclosure relating thereto or (z) prohibit or otherwise prevent Ralph V. Whitworth or any additional director referred to in
Section 4(a) from exercising his fiduciary duties to the Company's shareholders as a director of the Company as required by applicable law; (viii) except as otherwise provided in Section 4(a), seek additional representation on, the removal of any members of, or a change in the composition or size of, the Company's Board of Directors;
(ix) disclose any intent, purpose, plan or proposal with respect to the Company, its Board of Directors, management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement; (x) take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or
(xi) assist, advise or encourage any person with respect to, or seeking to do, any of the foregoing.

          (c) Nothing in this Section 3 shall prohibit the Shareholders from soliciting proxies for the sole purpose of maintaining the representation on the Company's Board of Directors contemplated by this Agreement in the event of an "election contest" (such term as used in this Agreement being as used in Rule 14a-11 under the Exchange Act) not initiated by the Shareholders or their affiliates or associates.

          SECTION 4.  Board Representation.  (a)  The
Company will, within ten days following the execution of this Agreement, cause Ralph V. Whitworth to be elected to the Company's Board of Directors in the class of directors with a term expiring at the annual meeting of the Company's shareholders to be held in 2000, and if Mr. Whitworth (or, if any additional director is elected to the Company's Board of Directors pursuant to the next two sentences prior to the annual meeting of the Company's shareholders to be held in 1999, such additional director) is not elected as a director at the annual meeting of the Company's shareholders to be held in 1999, then the Company will promptly after such meeting cause Mr. Whitworth (and such additional director, if applicable) to be elected to the Company's Board of Directors in such class of directors. At any time prior to March 1, 2000, Mr. Whitworth may serve notice on the Company to the effect that the Shareholders desire to cause the election of an additional member to the Company's Board of Directors, which notice shall specify three individuals who are qualified to serve as members of the Company's Board of Directors and who are neither affiliates nor associates of any of the Shareholders (and who shall agree to resign as a member of the Board of Directors of the Company and NewCo (as defined below) if required by the terms of this Agreement and the NewCo Agreement (as defined below)).
In such event, the Company will, within 20 days following receipt of such notice, cause one of such individuals to be elected to the Company's Board of Directors, with a term coincident with Mr. Whitworth's term as a member of the Company's Board of Directors. If during the term of this Agreement the Company effects a spin-off or similar distribution to its shareholders of its Color
Printing and Imaging Products business (such newly formed spun-off or distributed entity, "NewCo"), then
(i) immediately prior to consummation of such spin-off or other distribution and subject to the entering into of a shareholder agreement among NewCo and the Shareholders on terms substantially identical to the terms of this Agreement (the "NewCo Agreement"), the Company will cause
Mr. Whitworth to be elected to NewCo's Board of Directors, with a term ending on the expiration of such shareholder agreement (and, if an additional director shall be elected to the Company's Board of Directors as provided above, such additional director shall be elected to NewCo's Board of Directors at the later of Mr. Whitworth's election to NewCo's Board of Directors or such additional director's election to the Company's Board of Directors, with a term coincident with Mr. Whitworth's term as a member of NewCo's Board of Directors) And (ii) NewCo and the Shareholders shall enter into the Newco Agreement prior to effecting such transaction.

          (b)  If the Company elects not to nominate
Mr. Whitworth (and, if applicable, the additional director referred to in paragraph (a) of this Section 4) for reelection to the Company's Board of Directors at the annual meeting of the Company's shareholders to be held in 2000 or the Company's Board of Directors determines that it does not wish Mr. Whitworth (or such additional director) to continue as a member thereof following the annual meeting of the Company's shareholders to be held in 2000, the Company shall serve notice on Mr. Whitworth to such effect at least 20 days prior to the last day on which shareholders of the Company are entitled to give notice to the Company with respect to such meeting under the provisions of the Company's By-laws relating to shareholder nomination of directors. In the event that such notice is given, Mr. Whitworth (and any such additional director) may, at his election, serve written notice of his resignation as a member of the Company's Board of Directors (to take effect immediately upon receipt of such notice by the Company), and if for any reason Mr. Whitworth (or any such additional director) is a member of the Company's Board of Directors immediately following the annual meeting of the Company's shareholders to be held in 2000 other than as a result of such person having been elected as a member of the Company's Board of Directors at such annual meeting, then such person shall immediately resign as a member of the Company's Board of Directors. If Mr. Whitworth and any such additional director resign following the giving of the notice referred to above and prior to the termination of this Agreement, then immediately upon the effectiveness of such resignations all provisions of this Agreement shall cease and be of no further force and effect, except that the Ownership Cap Provision shall remain in full force and effect for 30 days following the date of effectiveness of such resignations.

          SECTION 5.  Specific Performance.  The
Shareholders, on the one hand, and the Company, on the other hand, agree that the parties would not have an adequate remedy at law for money damages and that money damages would be incalculable if any of the covenants or agreements in this Agreement were not performed in accordance with its terms and therefore further agree that the parties shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity. No delay or failure by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

          SECTION 6.  Survival of Representations and
Warranties. The representations and warranties contained in this Agreement shall survive the execution of this Agreement and any investigation at any time by or on behalf of any Shareholder or the Company and shall terminate at the close of business on the date on which this Agreement terminates.

          SECTION 7.  Entire Agreement; No Third-Party
Beneficiaries; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder and
(ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties. Any attempted assignment or transfer in violation of this
Section 7 shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon the successors and assigns of the Shareholders and any person controlled by any of the Shareholders or such successors and assigns.

          SECTION 8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement. The parties shall endeavor in good faith negotiations to replace any invalid, void or unenforceable provision with a valid and enforceable provision the effects of which come as close as possible to those of such invalid, void or unenforceable provision.

          SECTION 9.  Notices.  Any notices and other
communications required to be given pursuant to this Agreement shall be delivered by hand, by registered or certified mail, postage prepaid, return receipt requested, by private courier, by facsimile or by telex, as follows:

          If to the Company:

               Tektronix, Inc.
               26600 S.W. Parkway Avenue
               Wilsonville, Oregon 97070
               Attention:  Vice President and
                           General Counsel
               Telecopier: (503) 685-3754

          with a copy to:

               Cravath, Swaine & Moore
               825 Eighth Avenue
               New York, New York 10019
               Attention:  Allen Finkelson
               Telecopier: (212) 474-3700

          If to the Shareholders:

               c/o Relational Investors, LLC
               4330 La Jolla Village Drive
               Suite 220
               San Diego, California 92122
               Attention:  Ralph V. Whitworth
               Telecopier: (858) 597-8200

          SECTION 10.  Term.  Except as otherwise provided
in Section 4(b), this Agreement will terminate on the first to occur of (i) the annual meeting of the Company's shareholders to be held in 2000 or, if such annual meeting has not been held by December 31, 2000, December 31, 2000, and (ii) at the non-breaching party's option, upon material breach of this Agreement by the other party. Upon any termination of this Agreement by the Company pursuant to clause (ii) above, at the request of the Company, Mr. Whitworth (and any additional director referred to in Section 4(a)) will resign.

          SECTION 11. Governing Law; Jurisdiction; etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to any applicable conflicts of law principles of such State. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Oregon for the purposes of any action, suit or proceeding relating to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Oregon, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement may be executed in one or more counterparts, which together will constitute a single agreement. This Agreement may not be amended except by a writing signed by all of the parties.

          SECTION 12. Interpretation; Certain Definitions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For all purposes hereof: (i) "including" means including, without limitation; and (ii) "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity.

          SECTION 13.  Death or Disability.  If (i) Mr.
Whitworth dies or becomes disabled such that he cannot perform his duties as a member of the Company's Board of Directors during the term of this Agreement and (ii) on the date of Mr. Whitworth's death or disability (the "Determination Date")
Mr. Whitworth is serving as a member of the Company's Board of Directors, then (A) in the event that on the Determination
Date David H. Batchelder is a managing member of RILLC (or holds the analogous position in any successor entity to RILLC), within ten days following the Determination Date the Company will cause Mr. Batchelder to be elected to the Company's Board of Directors to serve in Mr. Whitworth's stead (provided, however, that in the case Mr. Whitworth is disabled, the Company shall not cause Mr. Batchelder to be so elected unless
Mr. Whitworth's resignation as a member of the Company's Board of Directors shall have become effective prior thereto);
(B) in the event that Mr. Batchelder is not a managing member of RILLC (or does not hold the analogous position in any successor entity to RILLC) on the Determination Date, (1) the Shareholders may serve notice on the Company specifying three individuals who are qualified to serve as members of the Company's Board of Directors and who are neither affiliates nor associates of any of the Shareholders (and who shall agree to resign as a member of the Board of Directors of the Company and NewCo if required by the terms of this Agreement and the NewCo Agreement) and (2) the Company will, within 20 days following receipt of such notice, cause one of such individuals to be elected to the Company's Board of Directors to serve in Mr. Whitworth's stead (provided, however, that in the case Mr. Whitworth is disabled, the Company shall not cause such individual to be so elected unless Mr. Whitworth's resignation as a member of the Company's Board of Directors shall have become effective prior thereto)
(Mr. Batchelder, if elected to serve in Mr. Whitworth's stead, or such other director elected to serve in Mr. Whitworth's stead being referred to herein as "Whitworth's Successor"); and
(C) in the event that Whitworth's Successor dies or becomes disabled such that he cannot perform his duties as a member of the Company's Board of Directors during the term of this Agreement and on the date of such death or disability Whitworth's Successor is serving as a member of the Company's Board of Directors, then the procedures set forth in clauses (1) and (2) of the immediately preceding clause (B) shall be followed to elect a director to serve in Whitworth's Successor's stead (provided, however, that in the case Whitworth's Successor is disabled, the Company shall not cause such individual to be so elected unless Whitworth's Successor's resignation as a member of the Company's Board of Directors shall have become effective prior thereto) (any such person, if elected, also being referred to herein as Whitworth's Successor); provided further, however, that the Company shall have no obligations under this Section 13 to cause any person to be elected to the Company's Board of Directors at any time after, or to serve for any period after, the termination of this Agreement. If a Whitworth's Successor is elected to the Company's Board of Directors pursuant to this Section 13, then any reference in this Agreement to Mr. Whitworth will be understood to mean such person then serving as Whitworth's Successor.

          SECTION 14.  Further Actions.  Subject to the
terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

          IN WITNESS WHEREOF, the Company and each
Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                              TEKTRONIX, INC.,

                                by /s/ Jerome J. Meyer
                                   ------------------------------
                                   Name:   Jerome J. Meyer
                                   Title:  Chairman, Chief
                                           Executive Officer
                                           and President


                              RELATIONAL INVESTORS, L.P.,

                                by RELATIONAL INVESTORS,
                                   LLC, as General Partner

                                   by  /s/ Ralph V. Whitworth
                                      ---------------------------
                                      Name: Ralph V. Whitworth
                                      Title: Managing Member

                              RELATIONAL FUND PARTNERS,
                              L.P.,

                                by RELATIONAL INVESTORS,
                                   LLC, as General Partner

                                   by /s/ Ralph V. Whitworth
                                      ---------------------------
                                      Name: Ralph V. Whitworth
                                      Title: Managing Member


                              RELATIONAL COAST PARTNERS, L.P.,

                                by RELATIONAL INVESTORS,
                                   LLC, as General Partner

                                   by /s/ Ralph V. Whitworth
                                      --------------------------
                                      Name: Ralph V. Whitworth
                                      Title: Managing Member


                              RELATIONAL PARTNERS, L.P.,

                                by RELATIONAL INVESTORS,
                                   LLC, as General Partner

                                   by /s/ Ralph V. Whitworth
                                      --------------------------
                                      Name: Ralph V. Whitworth
                                      Title: Managing Member


                              RELATIONAL INVESTORS, LLC,

                                by  /s/ Ralph V. Whitworth
                                    ----------------------------
                                    Name: Ralph V. Whitworth
                                    Title: Managing Member

                              /s/ Ralph V. Whitworth
                              ----------------------------------
                              Ralph V. Whitworth

                              /s/ David H. Batchelder
                              ----------------------------------
                              David H. Batchelder

                              Joel L. Reed
                              ----------------------------------
                              Joel L. Reed